                                                                    EXHIBIT 99.1



                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of ACC Corp.:

We have audited the accompanying consolidated balance sheets of ACC Corp. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACC Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Rochester, New York,
 January 24, 1997

                           ACC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (AMOUNTS IN 000S, EXCEPT PER SHARE DATA)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1996        1995        1994
                                            ----------  ----------  ----------
REVENUE:
  Toll revenue............................. $  282,497  $  175,269  $  118,331
  Local service and other..................     26,270      13,597       8,113
                                            ----------  ----------  ----------
    Total revenue..........................    308,767     188,866     126,444
  Network costs............................    193,599     114,841      79,438
                                            ----------  ----------  ----------
    Gross profit...........................    115,168      74,025      47,006
OTHER OPERATING EXPENSES:
  Depreciation and amortization............     16,433      11,614       8,932
  Selling expenses.........................     34,072      21,617      14,497
  General and administrative...............     50,439      39,248      29,731
  Management restructuring.................        --        1,328         --
  Equal access costs.......................        --          --        2,160
                                            ----------  ----------  ----------
    Total other operating expenses.........    100,944      73,807      55,320
                                            ----------  ----------  ----------
  Income (loss) from operations............     14,224         218      (8,314)
OTHER INCOME (EXPENSE):
  Interest income..........................      1,151         198         124
  Interest expense.........................     (5,025)     (5,131)     (2,023)
  Terminated merger costs..................        --          --         (200)
  Foreign exchange gain (loss).............        509        (110)        169
                                            ----------  ----------  ----------
    Total other income (expense)...........     (3,365)     (5,043)     (1,930)
                                            ----------  ----------  ----------
Income (loss) from operations before
 provision for income taxes and minority
 interest..................................     10,859      (4,825)    (10,244)
Provision for income taxes.................      2,185         396       3,456
Minority interest in (earnings) loss of
 consolidated subsidiary...................       (909)       (133)      2,371
                                            ----------  ----------  ----------
NET INCOME (LOSS)..........................      7,765      (5,354)    (11,329)
Less Series A Preferred Stock dividend.....       (972)       (401)        --
Less Series A Preferred Stock accretion....     (1,509)       (139)        --
                                            ----------  ----------  ----------
Net income (loss) applicable to Common
 Stock..................................... $    5,284  $   (5,894)   $(11,329)
                                            ==========  ==========  ==========
Net income (loss) per common and common
 equivalent share.......................... $     0.34  $    (0.50) $    (1.07)
                                            ==========  ==========  ==========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                           ACC CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1995
                                                       ------------ ------------
CURRENT ASSETS:
  Cash and cash equivalents..........................    $  2,035     $    518
  Accounts receivable, net of allowance for doubtful
   accounts of $3,795 in 1996 and $2,085 in 1995.....      51,474       38,978
  Other receivables..................................       3,792        3,965
  Prepaid expenses and other assets..................       4,632        2,265
                                                         --------     --------
    Total Current Assets.............................      61,933       45,726
                                                         --------     --------
PROPERTY, PLANT, AND EQUIPMENT:
  At cost............................................     119,398       83,623
  Less--accumulated depreciation and amortization....     (38,946)     (26,932)
                                                         --------     --------
    Total Property, Plant, and Equipment.............      80,452       56,691
                                                         --------     --------
OTHER ASSETS:
  Goodwill and customer base, net....................      50,629       14,072
  Deferred installation costs, net...................       4,312        3,310
  Other..............................................       6,705        4,185
                                                         --------     --------
    Total Other Assets...............................      61,646       21,567
                                                         --------     --------
    Total Assets.....................................    $204,031     $123,984
                                                         ========     ========
CURRENT LIABILITIES:
  Notes payable......................................    $    730     $  1,966
  Current maturities of long-term debt...............       3,521        2,919
  Accounts payable...................................      15,351        7,340
  Accrued network costs..............................      22,908       28,192
  Other accrued expenses.............................      34,884       15,657
                                                         --------     --------
    Total Current Liabilities........................      77,394       56,074
                                                         --------     --------
Deferred income taxes................................       2,767        2,577
                                                         --------     --------
Long-term debt.......................................       6,007       28,050
                                                         --------     --------
Redeemable Series A Preferred Stock, $1.00 par value,
 $1,000 liquidation value, cumulative, convertible,
 Authorized--10,000 shares; Issued--no shares in 1996
 and 10,000 shares in 1995...........................         --         9,448
                                                         --------     --------
Minority interest....................................         --         1,428
                                                         --------     --------
SHAREHOLDERS' EQUITY:
  Preferred Stock, $1.00 par value, Authorized--
   1,990,000 shares;
   Issued--no shares.................................         --           --
  Class A Common Stock, $.015 par value, Authorized--
   50,000,000 shares; Issued--17,684,361 in 1996 and
   12,925,889 in 1995................................         265          194
  Class B Common Stock, $.015 par value, Authorized--
   25,000,000 shares; Issued--no shares..............         --           --
  Capital in excess of par value.....................     116,878       32,846
  Cumulative translation adjustment..................      (1,362)        (950)
  Retained earnings (deficit)........................       3,692       (4,073)
                                                         --------     --------
                                                          119,473       28,017
  Less--Treasury stock, at cost (1,089,884 shares)...      (1,610)      (1,610)
                                                         --------     --------
    Total Shareholders' Equity.......................     117,863       26,407
                                                         --------     --------
    Total Liabilities and Shareholders' Equity.......    $204,031     $123,984
                                                         ========     ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                           ACC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1996        1995         1994
                                           ----------  -----------  -----------
Cash Flows from Operating Activities:
Net income (loss)........................  $    7,765      $(5,354)    $(11,329)
Adjustments to reconcile net income
 (loss) to net cash provided by operating
 activities:
 Depreciation and amortization...........      16,433       11,614        8,932
 Deferred income taxes...................       3,110          609        3,906
 Minority interest in earnings (loss) of
  consolidated subsidiary................         909          133       (2,371)
 Unrealized foreign exchange (gain)
  loss...................................        (758)         180          150
 Amortization of deferred financing
  costs..................................         425          263          --
 (Increase) Decrease in Assets:
 Accounts receivable, net................     (11,212)     (17,437)      (5,019)
 Other receivables.......................       1,955        1,782       (3,621)
 Prepaid expenses and other assets.......      (2,282)      (1,057)       1,030
 Deferred installation costs.............      (2,631)      (2,983)      (1,147)
 Other...................................        (148)         846       (2,206)
 Increase (Decrease) in Liabilities:
 Accounts payable........................       7,511       (7,013)       7,784
 Accrued network costs...................      (5,837)      17,824        1,754
 Other accrued expenses..................       9,008        4,560        3,230
                                           ----------  -----------  -----------
  Net cash provided by operating
   activities............................      24,248        3,967        1,093
                                           ----------  -----------  -----------
Cash Flows from Investing Activities:
 Cash received from sale of discontinued
  operations.............................         --           --         2,538
 Capital expenditures, net...............     (33,030)     (12,424)     (20,682)
 Repurchase of minority interest.........     (32,092)         --          (226)
 Payment for purchase of subsidiary, net
  of cash acquired.......................         --        (2,313)         --
 Acquisition of customer base............      (2,620)        (557)      (2,861)
                                           ----------  -----------  -----------
  Net cash used in investing activities..     (67,742)     (15,294)     (21,231)
                                           ----------  -----------  -----------
Cash Flows from Financing Activities:
 Borrowings under lines of credit........      26,375      113,602       72,156
 Repayments under lines of credit........     (46,680)    (119,204)     (47,054)
 Repayment of notes payable..............      (1,996)         --           --
 Repayment of long-term debt, other than
  lines of credit........................      (3,704)      (3,078)      (1,591)
 Proceeds from issuance of common stock..      72,669       13,261          189
 Proceeds from issuance of convertible
  debt...................................         --        10,000          --
 Financing costs.........................        (495)      (2,876)         --
 Dividends paid..........................         --          (451)      (4,241)
                                           ----------  -----------  -----------
  Net cash provided by financing
   activities............................      46,169       11,254       19,459
                                           ----------  -----------  -----------
Effect of exchange rate changes on cash..      (1,158)        (430)         233
                                           ----------  -----------  -----------
Net increase (decrease) in cash..........       1,517         (503)        (446)
Cash and cash equivalents at beginning of
 year....................................         518        1,021        1,467
                                           ----------  -----------  -----------
Cash and cash equivalents at end of
 year....................................  $    2,035  $       518  $     1,021
                                           ==========  ===========  ===========
Supplemental Disclosures of Cash Flow
 Information:
Cash paid during the year for:
 Interest................................  $    2,840  $     4,146  $     1,656
                                           ==========  ===========  ===========
 Income taxes............................  $    1,808  $       203  $       280
                                           ==========  ===========  ===========
Supplemental Schedule of Noncash
 Investing and Financing Activities:
Equipment purchased through capital
 leases..................................         --   $     7,389  $     3,077
                                           ==========  ===========  ===========
Fair value of assets acquired............  $    5,136  $    10,800          --
 Less--cash paid at acquisition date.....      (3,001)      (1,500)         --
 Less--short term notes payable..........         --        (2,966)         --
                                           ----------  -----------  -----------
Liabilities assumed......................  $    2,135  $     6,334          --
                                           ==========  ===========  ===========
Other assets purchased with long-term
 debt....................................  $    2,775          --   $       540
                                           ==========  ===========  ===========
Conversion of convertible debt to Series
 A Preferred Stock.......................         --   $    10,000          --
                                           ==========  ===========  ===========
Conversion of Series A Preferred Stock to
 Class A Common Stock, including
 cumulative dividends and accretion......  $   11,929          --           --
                                           ==========  ===========  ===========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                           ACC CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
               (AMOUNTS IN 000S, EXCEPT SHARE AND PER SHARE DATA)

                                                  CAPITAL IN CUMULATIVE  RETAINED
                           CLASS A   COMMON STOCK EXCESS OF  TRANSLATION EARNINGS   TREASURY
                            SHARES      AMOUNT    PAR VALUE  ADJUSTMENT  (DEFICIT)   STOCK     TOTAL
                          ---------- ------------ ---------- ----------- ---------  --------  --------
Balance, December 31,
 1993...................  11,306,208     $170      $ 19,500    $  (565)  $ 13,684   $(1,283)  $ 31,506
Stock options
 exercised..............     153,563        2           363        --         --        --         365
Employee stock purchase
 plan shares issued.....      19,131      --            150        --         --        --         150
Repurchase of shares to
 exercise options.......         --       --            --         --         --       (327)      (327)
Dividends ($.08 per
 common share)..........         --       --            --         --        (831)      --        (831)
Cumulative translation
 adjustment.............         --       --            --        (448)       --        --        (448)
Net loss................         --       --            --         --     (11,329)      --     (11,329)
                          ----------     ----      --------    -------   --------   -------   --------
Balance, December 31,
 1994...................  11,478,902     $172      $ 20,013    $(1,013)  $  1,524   $(1,610)  $ 19,086
Stock options
 exercised..............      50,287        1           479        --         --        --         480
Sale of stock...........   1,237,500       18        11,078        --         --        --      11,096
Employee stock purchase
 plan shares issued.....      35,450        1           296        --         --        --         297
Stock warrants
 exercised..............     123,750        2         1,186        --         --        --       1,188
Stock warrants issued...         --       --            200        --         --        --         200
Accretion of Series A
 Preferred Stock........         --       --           (139)       --         --        --        (139)
Series A Preferred Stock
 dividends..............         --       --           (401)       --         --        --        (401)
Acceleration of stock
 option vesting due to
 termination............         --       --            134        --         --        --         134
Dividends ($.02 per
 common share)..........         --       --            --         --        (243)      --        (243)
Cumulative translation
 adjustment.............         --       --            --          63        --        --          63
Net loss................         --       --            --         --      (5,354)      --      (5,354)
                          ----------     ----      --------    -------   --------   -------   --------
Balance, December 31,
 1995...................  12,925,889     $194      $ 32,846    $  (950)   $(4,073)  $(1,610)  $ 26,407
Stock options
 exercised..............     587,881        9         4,712        --         --        --       4,721
Class A Common Stock
 offerings..............   3,018,750       45        62,849        --         --        --      62,894
Conversion of Series A
 Preferred Stock........     937,500       14        11,915        --         --        --      11,929
Employee stock purchase
 plan shares issued.....      19,341      --            343        --         --        --         343
Stock warrants
 exercised..............     195,000        3         2,077        --         --        --       2,080
Increase in investment
 in Canadian
 subsidiary.............         --       --          1,254        --         --        --       1,254
Disqualifying
 dispositions...........         --       --          3,000        --         --        --       3,000
Accretion of Series A
 Preferred Stock........         --       --         (1,509)       --         --        --      (1,509)
Series A Preferred Stock
 dividends..............         --       --           (972)       --         --        --        (972)
Acceleration of stock
 option vesting due to
 termination............         --       --            206        --         --        --         206
Stock incentive rights
 issued.................         --       --            157        --         --        --         157
Cumulative translation
 adjustment.............         --       --            --        (412)       --        --        (412)
Net income..............         --       --            --         --       7,765       --       7,765
                          ----------     ----      --------    -------   --------   -------   --------
Balance, December 31,
 1996...................  17,684,361     $265      $116,878    $(1,362)  $  3,692   $(1,610)  $117,863
                          ==========     ====      ========    =======   ========   =======   ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                          ACC CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A. Principles of Consolidation:

  The consolidated financial statements include all accounts of ACC Corp. (a Delaware corporation) and its direct and indirect subsidiaries ("the Company" or "ACC"). Principal operating subsidiaries include: ACC Long Distance Corp. and ACC National Telecom Corp. ("ACC US"), ACC TelEnterprises Ltd. ("ACC Canada"), and ACC Long Distance UK Ltd. ("ACC UK"). All operating subsidiaries are wholly-owned, with the exception of ACC TelEnterprises Ltd. (See B below). All significant intercompany accounts and transactions have been eliminated.

  The accompanying consolidated financial statements reflect the results of operations of acquired companies since their respective acquisition dates.

 B. Minority Interest:

  On July 6, 1993, the Company's then wholly-owned Canadian subsidiary, ACC TelEnterprises Ltd., completed an initial public offering of 2 million common shares for Cdn. $11.00 per share. The Company received net proceeds of approximately Cdn. $20.7 million after underwriters' fees and before other direct costs of the offering of Cdn. $1.3 million. As a result of the offering, ACC Corp.'s ownership was reduced to approximately 70%.

  Minority interest represents the non-Company owned shareholder interest in ACC TelEnterprises Ltd.'s equity primarily resulting from the 1993 public offering. In the third quarter of 1996, the Company made a cash tender offer of Cdn. $21.50 per share for the repurchase of the minority-held shares. In September 1996, the tender offer was approved by the Boards of Directors of both companies and, in the fourth quarter, approximately 1.9 million of the outstanding shares, representing approximately 81.5% of the minority interest, were tendered and purchased by the Company for Cdn. $40.4 million (US $29.5 million), increasing the Company's ownership in ACC Canada to 93.9% as of December 31, 1996. As fewer than 90% of the publicly held shares were deposited under the tender offer, the Company formed a subsidiary for the purpose of acquiring the remaining minority interest of ACC Canada. Prior to December 31, 1996, the shareholders of ACC Canada approved the amalgamation of ACC Canada and the new subsidiary. The amalgamation was effective January 1, 1997 and the remaining minority interest shares of ACC Canada were replaced with shares of the new subsidiary. Subsequent to December 31, these shares were purchased by the new subsidiary at a price of Cdn. $21.50 per share (see G below).

 C. Revenue:

  The Company records as long distance toll revenue the amount of communications services rendered, as measured by the related minutes of toll traffic processed or flat-rate services billed, after deducting an estimate of the traffic or services which will neither be billed nor collected. Local service and other revenue represents revenue derived from the provision of local exchange services, including local dial tone, direct access lines, and monthly subscription fees, as well as data services, and is recorded as the services are provided and billed.

 D. Other Receivables:

  Other receivables at December 31, 1996 consist of receivables primarily related to taxes receivable (approximately $1.8 million), the financing of university projects (approximately $0.5 million), officer notes receivable (approximately $0.4 million), and other individually nominal, miscellaneous receivables (approximately $1.1 million). Other receivables at December 31, 1995 consisted of receivables related to

                          ACC CORP. AND SUBSIDIARIES
financing of university projects (approximately $3.0 million), taxes receivable (approximately $0.7 million), and other individually nominal, miscellaneous receivables (approximately $0.3 million).

 E. Property, Plant, and Equipment:

  The Company's property, plant, and equipment consisted of the following at December 31, 1996 and 1995 (dollars in thousands):

                                                                 1996    1995
                                                               -------- -------
   Equipment.................................................. $ 90,257 $69,174
   Computer software and software licenses....................   12,682   6,869
   Other......................................................   16,459   7,580
                                                               -------- -------
     Total.................................................... $119,398 $83,623
                                                               ======== =======

  Depreciation and amortization of property, plant, and equipment is computed using the straight-line method over the following estimated useful lives:

   Leasehold improvements......................................... Life of lease
   Equipment, including assets under capital leases............... 2 to 15 years
   Computer software and software licenses........................ 5 to 7 years
   Office equipment and fixtures.................................. 3 to 10 years
   Vehicles....................................................... 3 years

  Equipment and computer software include assets financed under capital lease obligations. A summary of these assets at December 31, 1996 and 1995 is as follows (dollars in thousands):

                                                                1996     1995
                                                               -------  -------
   Cost....................................................... $14,336  $13,935
   Less--accumulated amortization.............................  (6,194)  (4,538)
                                                               -------  -------
   Total, net................................................. $ 8,142  $ 9,397
                                                               =======  =======

  Betterments, renewals, and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

  During 1995, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The effect of adopting SFAS No. 121 was immaterial to the consolidated financial statements. The Company reviews long-lived assets to be held and used, including related goodwill, for possible impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If such events or changes in circumstances are present, a loss is recognized to the extent the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition.

 F. Deferred Costs:

  Costs incurred for the installation of direct access lines are amortized on a straight-line basis over the estimated useful life of three to ten years. Accumulated amortization of deferred installation costs totaled approximately $6.4 million and $4.5 million at December 31, 1996 and 1995, respectively.

                          ACC CORP. AND SUBSIDIARIES

 G. Goodwill and Customer Base:

  Each of the Company's acquisitions have been accounted for as purchases and, accordingly, the purchase prices were allocated to the assets and liabilities of the acquired companies based on their fair values at the acquisition date.

  As of August 1, 1995, ACC TelEnterprises Ltd. acquired Metrowide Communications ("Metrowide"). Metrowide, based in Toronto, Canada, provides local and long distance services to customers based in Ontario and Quebec, Canada. The results of operations of Metrowide are included in the accompanying financial statements since the date of acquisition. The total cost of the acquisition was Cdn. $15.1 million (US $11.0 million) including Cdn. $9.1 million (US $6.6 million) of liabilities assumed. All payments related to the purchase price of the acquisition have been made as of December 31, 1996.

  In May 1996, ACC Canada purchased certain assets and assumed certain liabilities of Internet Canada Corp., a company based in Toronto, Canada, which is engaged in the business of providing Internet access and website design and development. The purchase price was Cdn. $5.2 million. All payments related to the purchase price of the acquisition have been made as of December 31, 1996.

  Goodwill of Cdn. $11.1 million (US $8.1 million) associated with the ACC TelEnterprises Ltd. asset purchases is being amortized over 20 years.

  Also in 1996, as described above, the Company repurchased a significant portion of the minority interest in ACC TelEnterprises Ltd. The minority-held shares were purchased for Cdn. $21.50 per share, which represented a premium over the book value of the shares. The total amount paid in 1996 for this acquisition was Cdn. $43.7 million (US $32.0 million). In 1997, the remaining 6.1% interest was acquired for Cdn. $9.0 million (US $6.6 million). The resulting goodwill, approximately Cdn. $48.0 million (US $35.0 million), will be amortized over a 40 year life.

  The following unaudited pro forma summary gives effect to the acquisition of Internet Canada Corp. and the acquisition of the minority interest of ACC Canada as if they had occurred at the beginning of 1995, after giving effect to certain pro forma adjustments, including elimination of the minority interest in earnings of ACC Canada, amortization of the goodwill and customer base acquired in the acquisitions, interest expense on the acquisition financing, and related income tax effects. This unaudited pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if the acquisitions had occurred at the beginning of 1995, nor is it necessarily indicative of the results of operations which may occur in the future. Anticipated efficiencies from the combination of Internet Canada and ACC Canada are not fully determinable and therefore have been excluded from the amounts included in the pro forma summary below (in thousands, except per share data).

                                                      YEARS ENDED DECEMBER 31,
                                                      -------------------------
                                                          1996         1995
                                                      ------------ ------------
                                                             (UNAUDITED)
   Total revenue..................................... $    308,767 $    188,866
   Income (loss) from operations.....................       13,175       (1,066)
   Net income (loss).................................        5,372       (8,659)
   Share data:
     Net income (loss)............................... $       0.34 $      (0.74)
     Net income (loss) applicable to common stock.... $       0.18 $      (0.79)
     Weighted average shares outstanding.............       15,641       11,685

                          ACC CORP. AND SUBSIDIARIES

  Accumulated amortization of all goodwill approximated US $0.5 million and $0.1 million at December 31, 1996 and 1995, respectively. The Company amortizes acquired customer bases on a straight-line basis over five to seven years. Accumulated amortization of customer base totaled approximately $5.5 million and $3.1 million at December 31, 1996 and 1995, respectively.

 H. Common and Common Equivalent Shares:

  Primary earnings per common share are based on the weighted average number of common shares outstanding during the year and the assumed exercise of dilutive stock options and warrants, less the number of treasury shares assumed to be purchased from the proceeds using the average market prices of the Company's Class A Common Stock.

  The weighted average number of common shares outstanding for the fiscal years ended December 31, 1996, 1995, and 1994 were approximately 15.641 million shares, 11.685 million shares, and 10.603 million shares, respectively.

  Primary earnings per share were computed by adjusting net income (loss) for dividends and accretion applicable to Series A Preferred Stock, prior to its conversion into common shares in October 1996.

  Fully diluted earnings per share are not presented for the years ended December 31, 1996, 1995, or 1994 because the effect on earnings per share of common stock equivalents and potentially dilutive securities would be anti-dilutive.

  All references to common and common equivalent shares have been retroactively restated to reflect an August 8, 1996 three-for-two stock dividend.

 I. Foreign Currency Translation:

  Assets and liabilities of ACC TelEnterprises Ltd. and ACC Long Distance UK Ltd., operating in Canada and the United Kingdom, respectively, are translated into US dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the exchange rate at the date of the transaction. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into US dollars are included as part of the cumulative translation adjustment component of shareholders' equity, while gains and losses resulting from foreign currency transactions are included in net income.

 J. Income Taxes:

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

 K. Cash Equivalents:

  The Company considers investments with a maturity of less than three months to be cash equivalents.

 L. Derivative Financial Instruments:

  The Company uses derivative financial instruments to reduce its exposure to market risks from changes in foreign exchange rates and interest rates. The Company does not hold or issue financial instruments for speculative trading purposes. The derivative instruments used are currency forward contracts and interest rate swap agreements. These derivatives are non-leveraged and involve little complexity.

                          ACC CORP. AND SUBSIDIARIES

  The Company monitors and controls its risk in the derivative transactions referred to above by periodically assessing the cost of replacing, at market rates, those contracts in the event of default by the counterparty. The Company believes such risk to be remote. In addition, before entering into derivative contracts, and periodically during the life of the contracts, the Company reviews the counterparty's financial condition.

  The Company enters into contracts to buy and sell foreign currencies in the future in order to protect the US dollar value of certain currency positions and future foreign currency transactions. The gains and losses on these contracts are included in income in the period in which the exchange rates change. The discounts and premiums on the forward contracts are amortized over the life of the contracts.

  At December 31, 1996, the Company had foreign currency contracts outstanding to sell forward the US dollar equivalent of Cdn. $38.4 million and 14.5 million pounds sterling. These contracts mature throughout 1997.

  At December 31, 1995, the Company had foreign currency contracts outstanding to sell forward the US dollar equivalent of Cdn. $37.9 million and 5.3 million pounds sterling and to buy forward the US dollar equivalent of Cdn. $10.0 million and 2.7 million pounds sterling.

  The Company has entered into a cross-currency rate swap transaction with a financial institution which hedges a portion of intercompany debt from the Canadian subsidiary and also converts the variable rate of interest to a fixed rate. The agreement, which commenced on December 31, 1996, has a two-year term. Under the agreement, the Company pays a fixed rate of interest on a Canadian dollar note and receives a variable rate of interest on a US dollar receivable. The Company's obligation is Cdn. $33.5 million, and quarterly interest payments at a rate of 6.98% are due, commencing on March 31, 1997. The Company's receivable under this agreement is $25.0 million, and interest is due quarterly at a rate of US prime, commencing on March 31, 1997. The net of the receivable and the payable is reflected on the balance sheet at December 31, 1996.

  The Company may use interest rate swaps to effectively convert variable rate obligations to a fixed rate basis. The differentials to be received or paid under these agreements are recognized as an adjustment to interest expense related to the debt. Gains and losses on terminations of interest rate swaps are recognized when terminated in conjunction with the retirement of the associated debt. The fair value of interest rate swap agreements is estimated based on quotes from the market makers of these instruments and represents the estimated amounts that the Company would expect to receive or pay to terminate these agreements. The Company's exposure related to these interest rate swap agreements is limited to fluctuations in the interest rate. At December 31, 1996, the Company was not a party to any interest rate swap agreements.

 M. Financial Instruments:

  The carrying amounts of cash and cash equivalents, trade receivables, other current assets, accounts payable, and amounts included in accruals meeting the definition of a financial instrument approximate fair value because of the short-term maturity of these instruments. The carrying value and related estimated fair values for the Company's remaining financial instruments are as follows:

                                          DECEMBER 31, 1996   DECEMBER 31, 1995
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
                                                        (IN 000S)
   Off balance sheet financial
    instruments:
   Foreign exchange forward contracts..  $   --    $52,800   $   --    $24,500
   Foreign currency swap agreement
    receivable.........................   25,000    25,000       --        --
   Foreign currency swap agreement
    payable............................   24,516    24,516       --        --
   Lines of credit.....................      730       730    20,973    20,973
   Long term debt, including current
    portion............................    9,528     9,528    11,962    11,962
   Series A Preferred Stock............      --        --      9,448    10,400

                          ACC CORP. AND SUBSIDIARIES

  Based on borrowing rates currently available to the Company for loans and lease agreements with similar terms and average maturities, the fair value of its debt approximates its recorded value. Foreign currency contract obligations are estimated by obtaining quotes from brokers. Letters of credit and line of credit amounts are based on fees currently charged for similar arrangements.

 N. Stock-Based Compensation:

  In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which permits either recording the estimated value of stock-based compensation over the applicable vesting period or disclosing the unrecorded cost and the related effect on earnings per share in the notes to the financial statements. In the current year, the Company has elected to comply with the disclosure provisions of the statement. The effects of SFAS 123 in the pro forma disclosures are not indicative of future amounts. The statement does not apply to awards prior to 1995, and additional awards are anticipated.

 O. Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 P. Reclassifications:

  Certain reclassifications have been made to previously reported balances for 1995 and 1994 to conform to the 1996 presentation.

2. OPERATING INFORMATION

 A. Description of Business

  ACC is a switch-based provider of telecommunications services in the United States, Canada, and the United Kingdom. The Company primarily offers long distance telecommunications services to a diversified customer base of businesses, residential customers, and educational institutions. ACC also provides local telephone service as a switch-based provider of local exchange services in upstate New York and as a reseller of local exchange Centrex services in Ontario and Quebec, Canada. ACC primarily targets business customers with both local service and long distance needs, selected residential customers, and colleges and universities. For the year ended December 31, 1996, long distance revenues accounted for approximately 91% of total Company revenues, while local exchange revenues and data-line sales were 4% and 2%, respectively, of total Company revenues.

  ACC operates a telecommunications network consisting of seven long distance international and domestic switches located in the United States, Canada, and the United Kingdom; three local exchange switches in the United States; leased transmission lines; and network management systems designed to optimize traffic routing. The Company also has plans to install three additional long distance switches in Canada, the US and the UK and three additional local exchange switches in the northeastern US.

  At December 31, 1996, approximately $15.5 million of the Company's telecommunications equipment was located on 55 university, college, and preparatory school campuses in the northeastern United States and in the United Kingdom. Each of these institutions has signed agreements, with original terms ranging from three to eleven years, for the provision of a variety of services by the Company.

                          ACC CORP. AND SUBSIDIARIES

  In the United States, the Federal Communications Commission ("FCC") and relevant state Public Service Commissions ("PSCs") have the authority to regulate interstate and intrastate rates, respectively, ownership of transmission facilities, and the terms and conditions under which the Company's services are provided. Legislation that substantially revises the US Communications Act of 1934 (the "US Communications Act") was signed into law on February 8, 1996. The legislation provides specific guidelines under which the regional operating companies ("RBOCs") can provide long distance services, which will permit the RBOCs to compete with the Company in the provision of domestic and international long distance services. Further, the legislation, among other things, opens local service markets to competition from any entity (including long distance carriers such as AT&T, cable television companies, and utilities).

  Because the legislation opens the Company's US markets to additional competition, particularly from the RBOCs, the Company's ability to compete could be adversely affected. Moreover, as a result of and to implement the legislation, certain federal and other governmental regulations will be amended or modified, and any such amendment or modification could have a material adverse effect on the Company's business, results of operations, and financial condition.

  In Canada, services provided by ACC TelEnterprises Ltd. are subject to or affected by certain regulations of the Canadian Radio-television and Telecommunications Commission (the "CRTC"). The CRTC is in the process of examining the barriers to competition in the local telephone market and plans to announce rules for local competition in 1997 for implementation in 1998. These rules will enable ACC Canada to bundle services and provide customers with local as well as long distance services in areas that are not presently open to competition. The CRTC also mandated in 1996 that local phone companies provide pay phones with swipe access for competitors' calling cards. Implementation of these rules will enable ACC Canada to improve its competitive position in the calling card market.

  The telecommunications services provided by ACC Long Distance UK Ltd. are subject to and affected by regulations introduced by The Office of Telecommunications, the UK telecommunications regulatory authority ("Oftel"). In 1997, it is expected that Oftel will address the issues of number portability for 800 numbers and equal access in the UK.

  In addition to regulation, the Company is subject to various risks in connection with the operation of its business. These risks include, among others, dependence on transmission facilities-based carriers and suppliers, price competition, and competition from larger industry participants.

  Concentrations with respect to trade receivables are limited, except with respect to resellers, due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographic regions. At December 31, 1996, approximately 31% of the Company's billed accounts receivable balance was due from resellers.

 B. Equal Access Costs:

  During 1994, the Company initiated the process of converting its network to equal access for its Canadian customers. Costs associated with this process were approximately $2.2 million and included maintaining duplicate network facilities during transition, recontacting customers, and the administrative expenses associated with accumulating the data necessary to convert the Company's customer base to equal access.

                          ACC CORP. AND SUBSIDIARIES

3. DEBT, LINES OF CREDIT, AND FINANCING ARRANGEMENTS

 A. Debt:

  The Company had the following debt outstanding as of December 31, 1996 and 1995 (dollars in thousands):

                                                                1996     1995
                                                               -------  -------
   Senior credit facility....................................  $   --   $20,973
   Working capital lines of credit...........................      730      --
   Capitalized lease obligations payable in total monthly
    installments of $369 including interest, with rates
    ranging from 7.0% to 28.0%, maturing through 2000,
    collateralized by related equipment......................    9,528    9,996
   Notes payable to previous Metrowide owners, interest rates
    ranging from 7.5% to 9.0%................................      --     1,966
                                                               -------  -------
                                                               $10,258  $32,935
   Less current maturities...................................   (4,251)  (4,885)
                                                               -------  -------
                                                               $ 6,007  $28,050
                                                               =======  =======

  Maturities of debt, including capital lease obligations, are as follows at December 31, 1996:

   YEAR                                                                AMOUNT
   ----                                                              -----------
                                                                     (DOLLARS IN
                                                                     THOUSANDS)
   1997.............................................................   $ 4,251
   1998.............................................................     3,216
   1999.............................................................     1,976
   2000.............................................................       815
   Thereafter.......................................................       --
                                                                       -------
                                                                       $10,258
                                                                       =======

  Subsequent to December 31, 1996, the Company made an early repayment, using funds borrowed under the amended credit facility, of a capitalized lease obligation which had total future payments, included in the above schedule, of approximately $4.0 million.

 B. Senior Credit Facility and Lines of Credit:

  On July 21, 1995, the Company entered into an agreement for a $35.0 million five year senior revolving credit facility with two financial institutions. Borrowings are limited individually to $5.0 million for ACC Long Distance UK Ltd. and $2.0 million for ACC National Telecom Corp., with total borrowings for the Company limited to $35.0 million. Initial borrowings under the agreement were used to pay down and terminate the Company's previously existing lines of credit and to pay fees related to the transaction. Subsequent borrowings have been, and will be, used to finance capital expenditures and to provide working capital. Fees associated with obtaining the financing are being amortized over the term of the agreement.

  In conjunction with the closing, the Company issued to a financial advisor warrants to purchase 45,000 shares of the Company's Class A Common Stock at an exercise price of $10.67 per share. The warrants were exercised in October 1996.

                          ACC CORP. AND SUBSIDIARIES

  The agreement limits the amount that may be borrowed against this facility based on the Company's operating cash flow. The agreement also contains certain covenants including restrictions on the payment of dividends, maintenance of a maximum leverage ratio, minimum debt service coverage ratio, maximum fixed charge coverage ratio, and minimum net worth, all as defined under the agreement and subjective covenants. At December 31, 1996, the Company had available $32.4 million under this facility. Borrowings under the facility are secured by certain of the Company's assets and will bear interest at either the LIBOR rate or the base rate (base rate being the greater of the prime interest rate or the federal funds rate plus 1/2%), with additional percentage points added based on a ratio of debt to operating cash flow, as defined in the agreement. The weighted average interest rate for borrowings during 1996 was 7.8%.

  Under the agreement, the Company is obligated to pay the financial institution an aggregate contingent interest payment based on the minimum of $750,000 or the appreciation in value of 140,000 shares of the Company's Class A Common Stock over the 18-month period ending January 21, 1997, but not to exceed $2.1 million. A payment of $2.1 million was made on January 15, 1997 in conjunction with the amendment to the credit facility, and was reflected as an accrued expense on the accompanying balance sheet at December 31, 1996.

  In connection with the agreement, the Company must enter into hedging agreements with respect to interest rate exposure. The agreements have certain conditions regarding the interest rates, are subject to minimum aggregate balances of $10.0 million, and must have durations of at least two years. The Company entered into three interest rate swap agreements in 1995 to convert the variable interest rate charged on $11.5 million of the outstanding credit facility to a fixed rate. Under these agreements, the Company was required to pay a fixed rate of interest on a notional principal balance. In return, the Company receives a payment of an amount equal to the variable rate calculated as of the beginning of the month. These three interest rate swap agreements outstanding at December 31, 1995 were cancelled during 1996 when the outstanding balance on the line of credit was repaid using proceeds from the Class A Common Stock offering (see Note 6A). There were no interest rate swap agreements in place at December 31, 1996.

  At December 31, 1996, the Company had issued letters of credit totaling $2.6 million which reduce the available balance of the credit facility. The letters of credit guarantee performance to third parties. Management does not expect any material losses to result from these off-balance sheet instruments because the Company will meet its obligations to the third parties.

  On January 14, 1997, the Company signed an agreement with the same financial institution to provide a $100.0 million credit facility to the Company which will amend and restate the current $35.0 million facility discussed above. The amended credit facility is syndicated among five financial institutions. Borrowings can be made in US dollars, Canadian dollars, and British pounds, and are limited individually to $30.0 million for ACC Canada, $20.0 million for ACC UK, and $15.0 million for the local exchange business of the US operation, with total borrowings for the Company limited to $100.0 million. The amended facility will be used to finance capital expenditures, provide working capital, and to provide capital for acquisitions. The amended facility provides for financial covenants which are less restrictive than the existing facility. The maximum aggregate principal amount of the amended facility is required to be reduced by $8.0 million per quarter commencing on March 31, 1999 until December 31, 2000, and by $9.0 million per quarter commencing on March 31, 2001 until maturity of the loan in January 2002.

 C. Working Capital Lines of Credit:

  The Company has two working capital lines of credit for daily cash management. The first is a US $1.0 million facility, due on demand, with an interest rate equal to US prime. Outstanding borrowings on this line at

                          ACC CORP. AND SUBSIDIARIES

December 31, 1996 totaled $730,000 and the weighted average interest expense for the year ended December 31, 1996 was 8.25%. The second line is a Cdn. $1.0 million facility, due on demand, with an interest rate equal to Canadian prime plus 1/2%. There were no outstanding borrowings on this line at December 31, 1996.

4. INCOME TAXES

  The following is a summary of the US and non-US income (loss) from operations before provision for (benefit from) income taxes and minority interest, the components of the provision for (benefit from) income taxes and deferred income taxes, and a reconciliation of the US statutory income tax rate to the effective income tax rate.

  Income (loss) from operations before provision for (benefit from) income taxes and minority interest (dollars in thousands):

                                                      1996     1995      1994
                                                     -------  -------  --------
   US..............................................  $ 6,675  $ 1,510  $  1,301
   Non-US..........................................    4,184   (6,335)  (11,545)
                                                     -------  -------  --------
                                                     $10,859  $(4,825) $(10,244)
                                                     =======  =======  ========

  Provision for (benefit from) income taxes (dollars in thousands):

                                                      1996     1995      1994
                                                     -------  -------  --------
   Current:
     US............................................  $ 2,689  $   581  $   (867)
     Non-US........................................      --       --        --
                                                     -------  -------  --------
                                                     $ 2,689  $   581  $   (867)
                                                     -------  -------  --------
   Deferred:
     US............................................     (504)    (185)    1,298
     Non-US........................................      --       --      3,025
                                                     -------  -------  --------
                                                        (504)    (185)    4,323
                                                     -------  -------  --------
                                                     $ 2,185  $   396  $  3,456
                                                     =======  =======  ========

  Provision for (benefit from) deferred income taxes (dollars in thousands):

                                                      1996     1995      1994
                                                     -------  -------  --------
   Difference between tax and book depreciation and
    amortization...................................  $   526  $   772  $  2,178
   Valuation allowance.............................       98    2,223     6,851
   Contingent interest.............................     (459)     --        --
   Severance costs.................................     (568)     --        --
   Software development costs......................      --      (502)      502
   Other temporary differences.....................     (101)    (103)      171
   Net operating loss..............................      --    (2,575)   (5,379)
                                                     -------  -------  --------
                                                     $  (504) $  (185) $  4,323
                                                     =======  =======  ========

                          ACC CORP. AND SUBSIDIARIES

  Reconciliation of US statutory income tax rate to effective income tax rate:

                              1996   1995    1994
                              -----  -----   -----
   US statutory income tax
    rate.....................  34.0% (34.0)% (34.0)%
   Non-deductible goodwill
    and customer base........   2.6    2.7     1.2
   Foreign income taxes,
    including valuation
    allowance................ (13.1)  44.6    66.6
   State tax benefit.........   --    (2.4)    --
   Other.....................  (3.4)  (2.7)    --
                              -----  -----   -----
     Effective income tax
      rate...................  20.1%   8.2%   33.8%
                              =====  =====   =====

  Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1996, the Company had unused tax benefits of approximately $6.7 million related to non-US net operating loss carryforwards totaling $16.5 million for income tax purposes, of which $7.2 million have an unlimited life, $2.8 million expire in 2000, $5.0 million expire in 2001, $0.9 million expire in 2002, and $0.5 million expire in 2003. In addition, the Company had $1.0 million of deferred tax assets related to non-US temporary differences. The valuation allowance was decreased by $3.3 million to approximately $7.7 million to reflect tax benefits recognized during 1996. The remaining valuation allowance reflects the uncertainty of realizing the benefit of the non-US loss carryforwards.

  The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 (dollars in thousands):

                                                               1996     1995
                                                              -------  -------
   Deferred tax assets:
     Depreciation and amortization--non-US................... $   967  $ 1,122
     Contingent interest.....................................     459      --
     Severance costs.........................................     568      --
     Other non-deductible reserves and accruals..............     528      647
     Non-US operating loss carryforwards.....................   6,702    9,816
     Less--valuation allowance for non-US deferred tax
      assets.................................................  (7,669) (10,938)
                                                              -------  -------
       Net deferred tax assets...............................   1,555      647
   Deferred tax liabilities:
     Depreciation and amortization...........................  (2,767)  (2,577)
                                                              -------  -------
                                                              $(1,212) $(1,930)
                                                              =======  =======

5. REDEEMABLE PREFERRED STOCK

  On May 22, 1995, the Company completed a $10.0 million private placement of 12% subordinated convertible debt to a group of investors. The notes were converted into 10,000 shares of cumulative, convertible Series A Preferred Stock on September 1, 1995. The Series A Preferred Stock had a liquidation value of $1,000 per share, and accrued cumulative dividends, compounded on the accumulated and unpaid balance, as defined, at a rate of 12% annually. The Series A Preferred Shares were converted into 937,500 shares of Class A Common Stock at a conversion price of $10.67 per share in October 1996. Pursuant to the terms of the Series A Preferred Stock, the cumulative dividends were forfeited, due to conversion by the investors.

                          ACC CORP. AND SUBSIDIARIES

  The Series A Preferred Stock contained terms of mandatory redemption, on the seventh anniversary of the private placement, at a price per share equal to the greater of (i) the liquidation value of $1,000 per share plus all accrued and unpaid dividends; or (ii) the fair market value of the underlying Class A Common Stock into which the Series A Preferred Stock was convertible.

  Concurrent with the private placement, warrants to purchase 150,000 shares of the Company's Class A Common Stock were issued at an initial exercise price of $10.67 per share. These warrants were exercised in October, 1996. In addition, the Company issued warrants to purchase Class A Common Stock that were to become exercisable upon one or more optional repayments of the Series A Preferred Stock at an exercise price of $10.67 per share, subject to adjustments, as defined, and permitted each holder to acquire initially the same number of shares of Class A Common Stock into which the Series A Preferred Stock was convertible as of the relevant repayment date. These warrants were extinguished in October 1996, as a result of the conversion of the Series A Preferred shares.

  The Series A Preferred Stock outstanding as of December 31, 1995 is reflected on the accompanying balance sheet as redeemable preferred stock, and is shown inclusive of cumulative unpaid dividends and accretion to liquidation value, and net of unamortized issuance costs of approximately $1.1 million. Upon conversion in October 1996, these costs were reclassified into the appropriate equity accounts.

6. EQUITY

  During 1995, the Company's shareholders approved an amendment to the Company's Certificate of Incorporation that authorized the creation of 2,000,000 shares of Series A Preferred Stock, par value $1.00 per share; authorized the creation of 25,000,000 shares of Class B non-voting Common Stock, par value $.015 per share; and redesignated the 50,000,000 shares of Common Stock, par value $.015 per share, that were previously authorized, for issuance as 50,000,000 shares of Class A Common Stock.

  On June 14, 1996, the Company's Board of Directors authorized a three-for-two stock split, in the form of a stock dividend issued on August 8, 1996 of the Company's Class A Common Stock to shareholders of record as of July 3, 1996. Share and per share amounts in the accompanying financial statements and footnotes have been adjusted for the split.

 A. Public Offerings:

  In May 1996, the Company completed a public offering of 3,018,750 shares of its Class A Common Stock at a price of $22.50 per share. The offering raised net proceeds of $63.1 million, after deduction of fees and expenses of approximately $4.8 million. The net proceeds were used to reduce all indebtedness under the Company's credit facility, for working capital needs, and for capital expenditures.

  In October 1996, the Company completed a public offering of 1,194,722 shares of its Class A Common Stock, on behalf of selling shareholders, at a price of $45.00 per share. 937,500 of the shares resulted from the conversion to Class A Common Stock of all of the outstanding Series A Preferred Stock (see Note
5). Additionally, outstanding warrants and options to purchase the Company's Class A Common Stock were exercised by the holders and the underlying shares of Class A Common Stock were sold. The Company received the exercise price of the warrants and options, approximately $2.1 million, and incurred fees and expenses of approximately $270,000.

 B. Private Placement:

  During 1995, the Company made an offshore sale of 1,237,000 shares of its Class A Common Stock at an average price of $9.69 per share. The sale raised net proceeds of $11.1 million after deduction of fees and

                          ACC CORP. AND SUBSIDIARIES
expenses of $0.9 million. In conjunction with this transaction, warrants to purchase 123,750 shares of Class A Common Stock at an exercise price of $9.60 per share were issued. These warrants were exercised in 1995.

 C. Stock-Based Compensation:

  The Company has four stock-based compensation plans, which are described below. The Company accounts for these plans under APB Opinion No. 25. Accordingly, no compensation cost has been recognized for incentive stock options, nonqualified stock options, and the employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                 1996   1995
                                                                ------ -------
   Net income (loss)
     As reported............................................... $7,765 $(5,354)
     Pro forma................................................. $4,869 $(6,251)
   Net income (loss) per common and common equivalent share
     As reported............................................... $ 0.34 $ (0.50)
     Pro forma................................................. $ 0.15 $ (0.58)

  Fully diluted earnings per share are not presented because the effect is anti-dilutive.

  Compensation cost for stock incentive right agreements recognized in the statement of operations for the year ended December 31, 1996 was approximately $0.1 million. There were no stock incentive right agreements issued in 1995 or 1994. The Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, so the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  Employee Long-Term Incentive Plan:

  The Company has an Employee Long-Term Incentive Plan (the "Plan"), whereby options to purchase shares of Class A Common Stock may be granted to officers and key employees of the Company. In October 1994, the Company's shareholders approved an amendment to the Plan which increased shares reserved for issuance to 3,000,000 shares of Class A Common Stock. In July 1995, shareholders of the Company approved an additional 750,000 shares of Class A Common Stock to be reserved for issuance under this Plan, and authorized the issuance of stock incentive rights ("SIRs") thereunder. In June 1996, the Company's shareholders approved an additional 750,000 shares for issuance under the Plan, bringing the total shares reserved for issuance to 4,500,000. The exercise price of the stock options must not be less than the market value per share at the date of grant, and no options shall be exercisable after ten years and one day from the date of grant. Options generally become exercisable on a pro-rata basis over a four-year period beginning on the date of grant and 25% on each of the three anniversary dates thereafter. SIRs represent the right to receive shares of the Company's Class A Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company through a specified incentive period of at least three years. At December 31, 1996, SIRs for 30,000 shares had been awarded. 50% of the shares vest over a three-year period which began on February 5, 1996, 25% vest over the four-year period beginning February 5, 1996, and the remaining 25% vest over the five-year period beginning February 5, 1996.

                          ACC CORP. AND SUBSIDIARIES

  For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995:

                                                                  1996    1995
                                                                 ------- -------
   Dividend yield...............................................      0%      0%
   Expected volatility..........................................     43%     44%
   Risk-free interest rate......................................    5.6%   7.26%
   Expected life................................................ 3 years 3 years

  Changes in the status of the Plan during 1996, 1995, and 1994 are summarized as follows:

                                    1996              1995              1994
                              ----------------- ----------------- -----------------
                              SHARES  WTD. AVG. SHARES  WTD. AVG. SHARES  WTD. AVG.
                              (000S)  EX. PRICE (000S)  EX. PRICE (000S)  EX. PRICE
                              ------  --------- ------  --------- ------  ---------
Outstanding at beg. of
 year.......................  1,606    $ 8.81   1,178    $ 9.02     696    $ 6.56
Granted.....................    681     14.95     512     10.23     983     11.09
Exercised...................   (588)     7.99     (50)     9.53    (154)     2.37
Forfeited...................   (101)     8.72     (34)    10.42    (347)    12.73
                              -----             -----             -----
Outstanding at end of year..  1,598     13.97   1,606      8.81   1,178      9.02
                              =====             =====             =====
Number of options at end of
 year:
  Exercisable...............    637     12.65     608      7.94     290      5.89
  Available for grant.......    895               725               453
  Weighted average fair
   value of options
   granted..................  $7.09             $3.69               N/A

  The following table summarizes information about stock options outstanding at December 31, 1996 (shares in thousands):

                                  OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                         ------------------------------------- --------------------------
                           NUMBER    WGT. AVG.                   NUMBER
RANGE OF                 OUTSTANDING REMAINING  WEIGHTED AVG.  EXERCISABLE WEIGHTED AVG.
EXER. PRICES             AT 12/31/96 CONT. LIFE EXERCISE PRICE AT 12/31/96 EXERCISE PRICE
------------             ----------- ---------- -------------- ----------- --------------
$0 to 9.50..............      282    6.9 years      $ 8.30         128         $ 9.18
$9.83 to 12.50..........      724    7.7             10.72         390          10.94
$15.37..................      435    9.0             15.37          80          15.37
$28.83..................      102    9.5             28.83          25          28.83
$45.00 to 48.19.........       55    9.7             47.16          14          47.16
                            -----                                  ---
$0 to 48.19.............    1,598    8.1             13.97         637          12.65
                            =====                                  ===

  Employee Stock Purchase Plan:

  In October 1994, the Company's shareholders approved an employee stock purchase plan which allows eligible employees to purchase shares of the Company's Class A Common Stock at 85% of market value on the date on which the annual offering period begins, or the last business day of each calendar quarter in which shares are purchased during the offering period, whichever is lower. Class A Common Stock reserved for future employee purchases aggregated 676,087 shares at December 31, 1996. There were 19,131 shares issued at an average price of $7.93 during the year ended December 31, 1994; 35,450 shares issued at an average price of $8.37 per share during the year ended December 31, 1995; and 19,341 shares issued at an average price of $17.69 per share during the year ended December 31, 1996. There have been no charges to income in connection with this plan other than incidental expenses related to the issuance of shares. The weighted average fair value of shares offered in 1996 and 1995 were $3.80 and $1.86, respectively.

                          ACC CORP. AND SUBSIDIARIES

  For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995:

                                                                 1996     1995
                                                               -------- --------
   Dividend yield.............................................       0%       0%
   Expected volatility........................................      19%      18%
   Risk-free interest rate....................................    5.77%    7.66%
   Expected life.............................................. 3 months 3 months

  Non-Employee Directors' Stock Option Plan:

  In June 1996, the Company's shareholders approved a Non-Employee Directors' Stock Option Plan (the Directors' Stock Option Plan). The Directors' Stock Option Plan provides for grants of options to purchase 7,500 shares of Class A Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which options vest at the first anniversary of the date of grant. The maximum number of shares with respect to which options may be granted under the Directors' Stock Option Plan is 375,000 shares, subject to adjustment for stock splits, stock dividends, and the like.

  Each option shall be exercisable for ten years and one day after its date of grant. Any vested option is exercisable during the holder's term as a director (in accordance with the option's terms) and remains exercisable for one year following the date of termination as a director (unless the director is removed for cause). Exercise of the options would involve payment in cash, securities, or a combination of cash and securities.

  For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995:

                                                                     1996   1995
                                                                    ------- ----
   Dividend yield..................................................      0%  --
   Expected volatility.............................................     44%  --
   Risk-free interest rate.........................................   5.39%  --
   Expected life................................................... 3 years  --

  Changes in the status of the Directors' Stock Option Plan during 1996 are summarized as follows:

                                                    SHARES     WEIGHTED AVERAGE
                                                    (000S)      EXERCISE PRICE
                                                -------------- ----------------
   Outstanding at beginning of year............            --          --
   Granted.....................................             60      $22.08
   Exercised...................................            --          --
   Forfeited...................................            --          --
                                                           ---      ------
   Outstanding at end of year..................             60      $22.08
   Number of options at end of year:
     Exercisable...............................             60      $22.08
     Available for grant.......................            315
   Range of prices:
     Granted during the year................... $15.33 - 28.83
     Outstanding at end of year................ $15.33 - 28.83
     Exercised during the year.................          $ --
     Weighted average fair value of options
      granted..................................          $5.41

                          ACC CORP. AND SUBSIDIARIES

  The table summarizing information about stock options outstanding, required by SFAS 123, is not included, as the impact of the application of this statement would not be material.

  United Kingdom Sharesave Scheme:

  In August 1996, the Executive Compensation Committee of the Board of Directors approved the United Kingdom Sharesave Scheme whereby eligible employees of ACC UK are entitled to purchase shares of the Company's Class A Common Stock at an exercise price equal to 85% of market value on the date that the purchase period begins. Employees contribute the purchase price through monthly payroll deduction of a predetermined amount, not to exceed 250 pounds sterling, over a three year period, at the end of which the shares are purchased. A total of 150,000 shares are reserved for issuance under this plan, of which options for 17,160 shares at an exercise price of $32.08 were granted in 1996. The weighted average fair value of options offered in 1996 was $14.29.

  For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995:

                                                                     1996   1995
                                                                    ------- ----
   Dividend yield..................................................      0%  --
   Expected volatility.............................................   40.8%  --
   Risk-free interest rate.........................................   6.45%  --
   Expected life................................................... 3 years  --

7. TREASURY STOCK

  In January 1994, an officer of the Company exercised stock options to acquire 148,500 shares of the Company's Class A Common Stock at $2.20 per share by delivering to the Company 24,813 common shares at the then current market price of $13.17 per share.

  The average cost of all treasury stock currently held by the Company is $1.48 per share.

8. COMMITMENTS AND CONTINGENCIES

 A. Operating Leases:

  The Company leases office space and other items under various agreements expiring through 2004. At December 31, 1996, the minimum aggregate payments under non-cancelable operating leases are summarized as follows (dollars in thousands):

   YEAR                                                                  AMOUNT
   ----                                                                  -------
   1997................................................................. $ 3,927
   1998.................................................................   4,089
   1999.................................................................   3,970
   2000.................................................................   3,455
   2001.................................................................   3,294
   Thereafter...........................................................   7,970
                                                                         -------
                                                                         $26,705
                                                                         =======

  Rent expense for the years ending December 31, 1996, 1995, and 1994 was approximately $4,006,000, $1,965,000, and $1,640,000, respectively.

                          ACC CORP. AND SUBSIDIARIES

 B. Employment and Other Agreements:

  The Company has an agreement with its chairman and chief executive officer, which has a two year term expiring in October 1997 and which provides for continuation of salary and benefits for the term of the agreement, in the event of a change in control of the Company. At December 31, 1996, the Company's maximum potential liability under this agreement was approximately $300,000.

  The Company had a contract with the former chairman which provided for an annual base salary, including an annual bonus and other benefits during his employment term, and also for a payment of $1.0 million, payable over a three year term, in the event that he resigned or was terminated without cause. During 1996, the chairman of the board resigned his position as chairman of the Company. At December 31, 1996, under this agreement, the Company has accrued the entire $1.0 million, and a payment of $0.3 million was made in January 1997. In consideration for a non-compete agreement which has a three year term beginning in January 1997, the former chairman received a payment of $750,000, which was expensed in 1995.

  The Company has entered into employee continuation incentive agreements with certain other key management personnel. These agreements provide for continued compensation and continued vesting of options previously granted under the Company's Employee Long Term Incentive Plan for a period of up to one year in the event of termination without cause or in the event of termination after a change in control of the Company. At December 31, 1996, the Company's estimated maximum potential liability under these agreements totaled approximately $3.0 million.

 C. Purchase Commitments:

  At December 31, 1996, the Company had outstanding purchase commitments totaling approximately $4.6 million related to the purchase of local exchange switches for the US business and the purchase of a long distance switch for the UK operation.

  In 1993, ACC Long Distance Ltd., a subsidiary of ACC TelEnterprises Ltd., entered into an agreement with one of its vendors to lease long distance facilities totaling a minimum of Cdn. $1.0 million per month for seven years. The Company currently leases more than Cdn. $1.0 million per month of such facilities from this vendor. This commitment allows the Company to receive up to a 60% discount on certain monthly charges from this vendor.

 D. Defined Contribution Plans:

  The Company provides a defined contribution 401(k) plan to substantially all US employees. Amounts contributed to this plan by the Company were approximately $240,000, $183,000, and $167,000 in 1996, 1995, and 1994,
respectively. The Company's Canadian subsidiary provides a registered retirement savings plan to substantially all Canadian employees. Amounts contributed to this plan by the Company were Cdn. $186,000, Cdn. $106,000, and Cdn. $62,000 in 1996, 1995, and 1994, respectively.

 E. Annual Incentive Plan:

  During 1996 and 1995, the Company's Board of Directors authorized incentive bonuses based upon the Company's sales, gross margin, operating expenses, and operating income. Prior to 1995, incentive bonuses were discretionary as determined by the Company's management and approved by the Board of Directors. The amounts included in operations for these incentive bonuses were approximately $2.6 million, $1.4 million, and $0.6 million for the years ended December 31, 1996, 1995, and 1994, respectively.

                          ACC CORP. AND SUBSIDIARIES

 F. Legal Matters:

  The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability as of December 31, 1996 will not have a material adverse effect on the Company's financial condition or results of operations.

9. GEOGRAPHIC AREA INFORMATION (DOLLARS IN THOUSANDS)

 Year ended December 31, 1996:

                            UNITED            UNITED
                            STATES   CANADA   KINGDOM  ELIMINATIONS CONSOLIDATED
                           -------- --------  -------  ------------ ------------
Revenue from unaffiliated
 customers...............  $ 99,461 $117,168  $92,138   $     --      $308,767
Intercompany revenue.....    35,060    2,917    3,519     (41,496)         --
                           -------- --------  -------   ---------     --------
Total revenue............  $134,521 $120,085  $95,657   $ (41,496)    $308,767
                           ======== ========  =======   =========     ========
Income from operations
 before income taxes.....  $  6,676 $  3,452  $   731   $     --      $ 10,859
                           ======== ========  =======   =========     ========
Identifiable assets at
 December 31, 1996.......  $182,435 $ 94,165  $49,667   $(122,236)    $204,031
                           ======== ========  =======   =========     ========

 Year ended December 31, 1995:

                            UNITED            UNITED
                            STATES   CANADA   KINGDOM  ELIMINATIONS CONSOLIDATED
                           -------- --------  -------  ------------ ------------
Revenue from unaffiliated
 customers...............  $ 65,975 $ 84,421  $38,470   $     --      $188,866
Intercompany revenue.....    15,256    4,071    1,143     (20,470)         --
                           -------- --------  -------   ---------     --------
Total revenue............  $ 81,231 $ 88,492  $39,613   $ (20,470)    $188,866
                           ======== ========  =======   =========     ========
Income (loss) from
 operations before income
 taxes...................  $  1,512 $    456  $(6,793)  $     --      $ (4,825)
                           ======== ========  =======   =========     ========
Identifiable assets at
 December 31, 1995.......  $105,995 $ 43,775  $31,593   $ (57,379)    $123,984
                           ======== ========  =======   =========     ========

 Year ended December 31, 1994:

                            UNITED            UNITED
                            STATES   CANADA   KINGDOM  ELIMINATIONS CONSOLIDATED
                           -------- --------  -------  ------------ ------------
Revenue from unaffiliated
 customers...............  $ 54,599 $ 67,728  $ 4,117   $     --      $126,444
Intercompany revenue.....     6,698    2,175    1,004      (9,877)         --
                           -------- --------  -------   ---------     --------
Total revenue............  $ 61,297 $ 69,903  $ 5,121   $  (9,877)    $126,444
                           ======== ========  =======   =========     ========
Income (loss) from
 operations before income
 taxes...................  $  1,300 $ (5,742) $(5,802)  $     --      $(10,244)
                           ======== ========  =======   =========     ========
Identifiable assets at
 December 31, 1994.......  $119,021 $ 30,073  $10,422   $ (75,068)    $ 84,448
                           ======== ========  =======   =========     ========

  Intercompany revenue is recognized when calls are originated in one country and terminated in another country over the Company's leased network. This revenue is recognized at rates similar to those charged by unaffiliated companies. Income from operations before income taxes of the Canadian and United Kingdom operations includes corporate charges for general corporate expenses and interest.

  Corporate general and administrative expenses are allocated to subsidiaries based on time dedicated to each subsidiary by members of corporate management and staff.

                          ACC CORP. AND SUBSIDIARIES

10. RELATED PARTY TRANSACTIONS

  The Company's headquarters is in a building owned by a partnership in which the Company's former chairman of the board has a 50% ownership interest. A Special Committee of the Company's Board of Directors reviewed the lease to ensure that the terms and conditions were commercially reasonable and fair to the Company prior to approval of the plan in February 1994. Minimum monthly lease payments for this space range from $44,000 to $60,000 over the ten-year term of the lease, which began on May 1, 1994. The Company also pays a pro-rata share of maintenance costs. Total rent and maintenance payments under this lease were approximately $0.8 million, $0.6 million, and $0.2 million during 1996, 1995, and 1994, respectively.

  During 1994 and early 1995, the Company initiated efforts to obtain new telecommunications software programs from a software development company. The Company's former chairman of the board and chief executive officer was a controlling shareholder of the software development company during such period. In May 1995, anticipating material agreements with the software development company, all of the common shares owned by the Company's former chairman of the board were placed in escrow under the direction of a Special Committee of the Company's Board of Directors. The Special Committee, its outside consultants, and the Company's management then proceeded to review and evaluate the software technology and the terms and conditions of the proposed transactions.

  In 1996, the Special Committee approved a software license agreement between the Company and a newly formed company (the purchaser of the software development company's intellectual property and other assets and an affiliate of such company). Immediately prior to entering into the agreement, the shares of the software development company held in escrow were returned to such company and the related party nature of the Company's relationship with the software development company was thereby extinguished. Total amounts accrued at December 31, 1996, 1995, and 1994 relating to this vendor were $0, $44,000, and $0, respectively. For an aggregate consideration of $1.8 million, paid in 1996, the Company received a perpetual right to use the telecommunications software programs. Approximately $0.2 million was paid to the vendor in 1996 and was expensed prior to entering into the agreement. During 1995, the Company paid the software development company $1.2 million, of which $772,000, relating to the purchase of certain hardware and acquisition of certain software licenses, was capitalized and recorded on the balance sheet as a component of property, plant, and equipment and $500,000 relating to software development was expensed. During 1994, the Company paid the software development company $132,000, all of which related to software development, which was expensed.

  The Company has notes receivable from two officers which total $370,000. These notes bear interest at a rate of 6.625% and are to be repaid in full on demand, no later than March 31, 1997.

                           ACC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                  SEPTEMBER 30,             SEPTEMBER 30,
                             ------------------------  ------------------------
                                1997         1996         1997         1996
                             -----------  -----------  -----------  -----------
Revenue:
  Toll revenue.............  $    83,919  $    70,226  $   238,596  $   206,362
  Local service and other..       11,205        7,059       28,681       17,865
                             -----------  -----------  -----------  -----------
                                  95,124       77,285      267,277      224,227
Network costs..............       54,837       48,815      156,973      143,803
                             -----------  -----------  -----------  -----------
Gross profit...............       40,287       28,470      110,304       80,424
Other operating expenses:
  Depreciation and
   amortization............        5,922        4,266       16,401       12,061
  Selling, general and
   administrative..........       27,791       20,995       76,091       58,977
                             -----------  -----------  -----------  -----------
                                  33,713       25,261       92,492       71,038
                             -----------  -----------  -----------  -----------
Income from operations.....        6,574        3,209       17,812        9,386
Other income (expense):
  Net Interest.............         (601)        (186)      (1,941)      (2,622)
  Foreign exchange gain
   (loss)..................           20           22         (168)          48
                             -----------  -----------  -----------  -----------
                                    (581)        (164)      (2,109)      (2,574)
                             -----------  -----------  -----------  -----------
Income before provision for
 income
taxes and minority
 interest..................        5,993        3,045       15,703        6,812
Provision for income
 taxes.....................        1,085          543        2,379        1,396
                             -----------  -----------  -----------  -----------
Income before minority
 interest..................        4,908        2,502       13,324        5,416
Minority interest in
 (earnings) of consolidated
 subsidiary................          --          (303)         --          (899)
                             -----------  -----------  -----------  -----------
Net income.................        4,908        2,199       13,324        4,517
Less Series A preferred
 stock dividend............          --          (334)         --        (1,022)
Less Series A preferred
 stock accretion...........          --          (872)         --        (1,496)
                             -----------  -----------  -----------  -----------
Income applicable to common
 stock.....................  $     4,908  $       993  $    13,324  $     1,999
                             ===========  ===========  ===========  ===========
Earnings per common and
 common equivalent share...  $      0.28  $      0.06  $      0.76  $      0.13
                             ===========  ===========  ===========  ===========
Average number of common
 and common and common
 equivalent shares.........   17,736,192   16,694,546   17,494,614   14,984,299
                             ===========  ===========  ===========  ===========

                           ACC CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................   $    --       $  2,035
  Accounts receivable, net of allowance for doubtful
   accounts of $3,533 in 1997 and $3,795 in 1996....     69,539        51,474
  Other receivables.................................      2,015         3,792
  Prepaid expenses and other assets.................      7,908         4,632
                                                       --------      --------
    TOTAL CURRENT ASSETS............................     79,462        61,933
                                                       --------      --------
PROPERTY, PLANT, AND EQUIPMENT
  At cost...........................................    153,758       119,398
  Less--accumulated depreciation and amortization...    (49,308)      (38,946)
                                                       --------      --------
    TOTAL PROPERTY, PLANT, AND EQUIPMENT............    104,450        80,452
                                                       --------      --------
OTHER ASSETS:
  Goodwill and customer base, net...................     75,874        50,629
  Deferred installation costs, net..................      5,277         4,312
  Other.............................................     11,534         6,705
                                                       --------      --------
    TOTAL OTHER ASSETS..............................     92,685        61,646
                                                       --------      --------
    TOTAL ASSETS....................................   $276,597      $204,031
                                                       ========      ========
CURRENT LIABILITIES:
  Notes payable.....................................   $    877      $    730
  Current maturities of long-term debt..............      2,647         3,521
  Accounts payable..................................      8,341        15,351
  Accrued network costs.............................     32,042        22,908
  Other accrued expenses............................     18,534        34,884
                                                       --------      --------
    TOTAL CURRENT LIABILITIES.......................     62,441        77,394
                                                       --------      --------
  Deferred income taxes.............................      3,398         2,767
                                                       --------      --------
  Long-term debt....................................     74,388         6,007
                                                       --------      --------
SHAREHOLDERS' EQUITY:
  Preferred Stock, $1.00 par value,
   Authorized--1,990,000 shares;
   Issued--no shares................................        --            --
  Class A Common Stock, $.015 par value
   Authorized--50,000,000 shares;
   Issued--18,074,541 in 1997 and 17,684,361 in
    1996............................................        271           265
  Class B Common Stock, $.015 par value,
   Authorized--25,000,000 shares;
   Issued--no shares................................        --            --
  Capital in excess of par value....................    122,097       116,878
  Cumulative translation adjustment.................     (1,402)       (1,362)
  Retained earnings.................................     17,014         3,692
                                                       --------      --------
                                                        137,980       119,473
  Less--
   Treasury stock, at cost (1,089,884 shares in 1997
    and 1996).......................................     (1,610)       (1,610)
                                                       --------      --------
    TOTAL SHAREHOLDERS' EQUITY......................    136,370       117,863
                                                       --------      --------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......   $276,597      $204,031
                                                       ========      ========

                           ACC CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                              FOR THE NINE
                                                              MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income................................................ $ 13,324  $  4,517
                                                            --------  --------
 Adjustments to reconcile net income to net cash provided
  by operating activities:
 Depreciation and amortization.............................   16,401    12,061
 Deferred income taxes.....................................    2,167       362
 Minority interest in earnings of consolidated
  subsidiary...............................................      --        899
 Unrealized foreign exchange loss..........................       17      (137)
 Amortization of deferred financing costs..................      457       316
 (INCREASE) DECREASE IN ASSETS:
  Accounts receivable, net.................................  (14,622)  (14,225)
  Other receivables........................................      684     1,653
  Prepaid expenses and other assets........................   (3,084)   (1,228)
  Deferred installation costs..............................   (2,785)   (1,943)
  Other....................................................   (4,613)     (390)
 INCREASE (DECREASE) IN LIABILITIES:
  Accounts payable.........................................  (10,434)     (371)
  Accrued network costs....................................    6,225    (2,326)
  Other accrued expenses...................................  (17,979)     (780)
                                                            --------  --------
   Net cash provided by (used in) operating activities.....  (14,242)   (1,592)
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures, net.................................  (34,469)  (14,865)
 Payment for purchase of subsidiaries, net of cash
  acquired.................................................  (22,245)      --
 Acquisition of customer base..............................   (1,305)   (2,226)
                                                            --------  --------
   Net cash used in investing activities...................  (58,019)  (17,091)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings under lines of credit and notes payable........  148,507    19,500
 Repayments under lines of credit and notes payable........  (76,230)  (42,999)
 Repayment of long-term debt, other than lines of credit...   (8,096)   (2,841)
 Proceeds from issuance of common stock....................    5,225    68,476
 Financing costs...........................................   (1,294)     (441)
                                                            --------  --------
   Net cash provided by financing activities...............   68,112    41,695
                                                            --------  --------
Effect of exchange rate changes on cash....................    2,114      (408)
                                                            --------  --------
Net increase (decrease) in cash from operations............   (2,035)   22,604
Cash and cash equivalents at beginning of period...........    2,035       518
                                                            --------  --------
Cash and cash equivalents at end of period................. $    --   $ 23,122
                                                            ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for:
 Interest.................................................. $  1,630  $  2,326
                                                            ========  ========
 Income taxes.............................................. $  2,646  $  1,033
                                                            ========  ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
 Fair Value of acquired companies assets acquired other
  than cash................................................ $ 34,985       --
 Fair value of acquired companies liabilities assumed......   12,740       --
                                                            --------  --------
   Net cash paid........................................... $ 22,245  $    --
                                                            ========  ========
 Equipment purchased through capital leases................ $  1,490  $  2,775
                                                            ========  ========

                          ACC CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1997

1. STATEMENT OF MANAGEMENT

  The condensed financial statements of ACC Corp. and subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest Annual Report on Form 10-K.

  The interim financial statements contained herein reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim periods presented.

  As used herein, unless the context otherwise requires, the "Company" and "ACC" refer to ACC Corp. and its subsidiaries, including its U.S. operating subsidiaries ("ACC U.S."), ACC TelEnterprises Ltd. "ACC Canada"), ACC Long Distance UK Ltd. ("ACC U.K."), and ACC Telecommunications GmbH ("ACC Germany"). In this Form 10-Q, references to "dollar" and "$" are to United States dollars, references to "Cdn. $" are to Canadian dollars, references to "(Pounds)" are to English pounds sterling, references to "DM" are to German Deutchmarks, the terms "United States" and "U.S." mean the United States of America and, unless the context otherwise requires, its states, territories and possessions and all areas subject to its jurisdiction, and the terms "United Kingdom" and "U.K." mean England, Scotland and Wales. "North American Operations" includes operations in the Unites States and Canada, while "Europe Operations" includes operations in the United Kingdom and German operations.

2. FORM 10-K

  Reference is made to the following footnotes included in the Company's 1996 Annual Report on Form 10-K:

    Principles of Consolidation
    Minority Interest
    Revenue
    Other Receivables
    Property, Plant and Equipment
    Deferred Costs
    Goodwill and Customer Base
    Common and Common Equivalent Shares
    Foreign Currency Translation
    Income Taxes
    Cash Equivalents
    Derivative Financial Instruments
    Financial Instruments
    Stock-Based Compensation
    Use of Estimates
    Reclassifications
    Description of Business
    Equal Access Costs
    Debt
    Senior Credit Facility and Lines of Credit
    Working Capital Lines of Credit
    Income Taxes

                          ACC CORP. AND SUBSIDIARIES

    Redeemable Preferred Stock
    Public Offerings
    Private Placement
    Stock-Based Compensation
    Employee Long-Term Incentive Plan
    Employee Stock Purchase Plan
    Non-Employee Directors' Stock Option Plan
    United Kingdom Sharesave Scheme
    Treasury Stock
    Operating Leases
    Employment and Other Agreements
    Purchase Commitments
    Defined Contribution Plans
    Annual Incentive Plan
    Legal Matters
    Geographic Area Information
    Related Party Transactions

3. NET INCOME PER SHARE

  Net income per common and common equivalent share is computed on the basis of the weighted average number of common and common equivalent shares outstanding during the period and net income reduced by preferred dividends and accreted costs. The average number of shares outstanding (1996 data retroactively restated for a three-for-two stock split as of August 8, 1996) is computed as follows:

                                     FOR THE THREE MONTHS   FOR THE NINE MONTHS
                                      ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                     --------------------- ---------------------
                                        1997       1996       1997       1996
                                     ---------- ---------- ---------- ----------
Average Number Outstanding:
  Common Shares..................... 16,858,307 15,315,633 16,747,143 13,767,380
  Common Equivalent Shares..........    877,885  1,378,913    747,471  1,216,919
                                     ---------- ---------- ---------- ----------
    Total........................... 17,736,192 16,694,546 17,494,614 14,984,299
                                     ========== ========== ========== ==========

  Fully diluted income per share amounts are not presented for the prior period because inclusion of these amounts would be anti-dilutive. Fully diluted income per share amounts for the current period do not differ materially from primary earnings per share amounts.

4. RECENTLY ISSUED ACCOUNTING STANDARDS

 SFAS No. 128

  In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, "Earnings per Share," which is applicable to the Company beginning in the fourth quarter of 1997. This statement, upon adoption, will require all prior-period earnings per share ("EPS") date to be restated, to conform to the provisions of the statement. The statement will eliminate the disclosure of primary earnings per share which includes the dilutive effect of stock options, warrants and other convertible securities ("Common Stock Equivalents") and instead requires reporting of "basic" earnings per share, which will exclude Common Stock Equivalents. Additionally, the statement changes the methodology for fully diluted earnings per share. In the opinion of the Company's management, the adoption of this new accounting standard will not have a material effect on the reported earnings per share of the Company.

                          ACC CORP. AND SUBSIDIARIES

  While the Statements prohibits early adoption, pro forma presentation of the impact of the Statement for the reporting periods is illustrated below:

            PRO FORMA EARNINGS PER SHARE COMPUTATION UNDER FAS 128

                                 THREE MONTHS ENDED                                  NINE MONTHS ENDED
                            SEPTEMBER 30, 1997 AND 1996                         SEPTEMBER 30, 1997 AND 1996
                  -------------------------------------------------- ---------------------------------------------------
                            (AMOUNTS IN THOUSANDS EXCEPT                       (AMOUNTS IN THOUSANDS EXCEPT
                            SHARE AND PER SHARE AMOUNTS)                       SHARE AND PER SHARE AMOUNTS)
                           1997                      1996                      1997                      1996
                  -----------------------  ------------------------- ------------------------  -------------------------
                                     PER                        PER                      PER                        PER
                  INCOME   SHARES   SHARE  INCOME     SHARES   SHARE INCOME    SHARES   SHARE  INCOME     SHARES   SHARE
                  ------ ---------- -----  -------  ---------- ----- ------- ---------- -----  -------  ---------- -----
BASIC EPS
Net income......  $4,908                   $ 2,199                   $13,324                   $ 4,517
Less: preferred
 stock dividends
 and preferred
 stock
 accretion......     --                     (1,206)                      --                     (2,518)
                  ------                   -------                   -------                   -------
Income available
 to common
 shareholders...  $4,908 16,858,307 $ .29  $   993  15,315,633 $.06  $13,324 16,747,143 $ .80  $ 1,999  13,767,380 $ .14
                  ====== ========== =====  =======  ========== ====  ======= ========== =====  =======  ========== =====
DILUTED EPS
Add: Options and
 warrants.......     --     877,885  (.01)     --    1,378,913  --       --     747,471  (.04)     --    1,216,919  (.01)
                  ------ ---------- -----  -------  ---------- ----  ------- ---------- -----  -------  ---------- -----
Income available
 to common
 shareholders...  $4,908 17,736,192 $ .28  $   993  16,694,546 $.06  $13,324 17,494,614 $ .76  $ 1,999  14,984,299 $ .13
                  ====== ========== =====  =======  ========== ====  ======= ========== =====  =======  ========== =====

  Pro forma basic earnings per common share were computed by dividing net income by weighted average number of shares of common stock outstanding during the quarter. The pro forma dilutive effect of options and warrants reflects application of the treasury stock method, utilizing average market prices during the period, and excludes any assumed exercise that would have been antidilutive. Assumed conversion of outstanding redeemable and convertible preferred stock at September 30, 1996 was excluded from the above, as the effect would have been antidilutive.

 SFAS No. 130

  In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income", which is applicable to the Company effective January 1, 1998. This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. Comprehensive income is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period (from net income and other sources) except those resulting from investments by owners and distributions to owners. Management believes that the adoption of this statement will not have a material effect on the Company's consolidated results of operations or financial position.

 SFAS No. 131

  In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is applicable to the Company effective January 1, 1998. This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The

                          ACC CORP. AND SUBSIDIARIES

Statement requires disclosure of a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services, about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions. Management believes that the adoption of this statement will not have a material effect on the Company's consolidated results of operations or financial position.

5. SENIOR CREDIT FACILITY

  Under the terms of the five-year senior revolving credit facility agreement of July 21, 1995, the Company was obligated to pay the financial institution an aggregate contingent interest payment based on the minimum of $750,000 or the appreciation in value of 140,000 shares of the Company's Class A Common Stock over the 18 month period ending January 21, 1997, but not to exceed $2.1 million. A payment of $2.1 million was made on January 15, 1997 in conjunction with the amendment to the credit facility, and was reflected as an accrued expense on the balance sheet at December 31, 1996.

  On January 14, 1997, the Company signed an agreement with the same financial institution to provide a $100 million credit facility to the Company which amended and restated the previous $35 million credit facility. The amended credit facility was syndicated among five financial institutions. Borrowings can be made in U.S. dollars, Canadian dollars and British pounds, and are limited individually to $30 million for ACC Canada, $20 million for ACC U.K. and $15 million for the Company's local exchange business in the U.S., with total borrowings for the Company limited to $100 million. The amended facility will be used to finance capital expenditures, provide working capital and to provide capital for acquisitions. The maximum aggregate principal amount of the amended facility is required to be reduced by $8 million per quarter commencing on March 31, 1999 until December 31, 2000, and by $9 million per quarter commencing on March 31, 2001 until maturity of the loan in January 2002.

6. BUSINESS COMBINATIONS

  During the third quarter of 1997, the Company consummated several business combinations, all accounted for as purchases, as follows:

 . ACC U.K. acquired United Telecom Ltd. ("UT"), a pre-paid calling card and long distance services provider based in London U.K. The results of operations of UT are reflected in the third quarter results of operations effective July 1, 1997. UT reported annual revenues of (Pounds)2.8 million (US$4.5 million) for the fiscal year ended April 30, 1997.

 . ACC U.S. acquired VISTA International Communications Inc. ("VISTA"), a privately held, switch-based long distance provider headquartered in Mount Arlington, New Jersey. VISTA provides services to small-to-medium-sized commercial customers in the Northeastern U.S., with concentrations primarily in New Jersey and Pennsylvania. VISTA reported revenues of over $10 million in 1996. The results of operations of VISTA are included in the accompanying results of operations effective August 1, 1997.

 . ACC Germany acquired all the interests of Telenational Communications
  Deutschland Limited Partnership ("TNC") a privately held telecommunications services provider headquartered in Hamburg, Germany. TNC is a supplier of prepaid calling cards, and has developed affinity programs with large commercial customers. TNC's 1997 annualized revenue is DM 9.2 million (U.S. $5.0 million). The results of operations of TNC are included in the accompanying results of operations effective July 1, 1997.

  The aggregate amount paid for these three acquisitions was U.S. $21.0 million. The estimated fair value of assets acquired (including Goodwill and customer base) was U.S. $31.8 million, and liabilities assumed was U.S.

                          ACC CORP. AND SUBSIDIARIES

$10.8 million. Goodwill associated with these acquisitions was U.S. $28.6 million, and is being amortized from 20 to 40 years. Customer base intangibles associated with these acquisitions was U.S. $1.1 million, and is being amortized over 5 years. (Note: U.S. dollar equivalent amounts noted above are estimated based on the relevant month-end exchange rate).

  In October 1997, the Company signed a definitive merger agreement with US WATS Inc. ("US WATS") a switch-based long distance provider headquartered in Bala Cynwyd, Pennsylvania. Under the terms of the agreement, US WATS shareholders will receive .077 shares of ACC Common Stock for each share of US WATS Common Stock, subject to certain adjustments. The exchange ratio may change in the event of a change in the per share price of ACC common stock prior to closing and certain other contingencies. The transaction was valued at $46 million (before assumption of liabilities) at the date of signing the agreement, but may reach a maximum of $50.6 million based on the final exchange ratio at closing and certain other contingencies. The transaction is intended to be accounted for as a pooling, and is subject to final regulatory and US WATS shareholder approvals and certain other contingencies. US WATS provides switch-based long distance and other services to small-medium sized business, switchless resellers and other carriers principally located throughout the mid-Atlantic region. US WATS has annualized revenue of over $55 million.

  On November 10, 1997, Tel-Save Holdings, Inc. ("Tel-Save") filed a Schedule 13D with the Securities and Exchange Commission in which Tel-Save indicated that it had purchased more than 10 percent of the outstanding common stock of US WATS. Tel-Save stated that it believes that such stock ownership will enable Tel-Save to influence the outcome of the proposed merger and that Tel-Save does not favor the merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments".

7. DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses derivative financial instruments to reduce its exposure to market risks from changes in foreign exchange rates and interest rates. The Company does not hold or issue financial instruments for speculative purposes. The derivative instruments used are currency forward contracts and interest rate swap agreements. These derivatives are non-leveraged and involve little complexity.

  The Company enters into contracts to buy and sell foreign currencies in the future in order to protect the U.S. dollar value of certain currency positions and future foreign currency transactions. The fair value method is used to account for these instruments. Under the fair value method, changes in fair value are recognized in the consolidated balance sheet as a component of other accrued expenses, and in the consolidated income statement as foreign currency gain or loss. For reporting purposes, the contractual assets or liabilities of the foreign currency agreements are offset because the agreements provide for a right of offset. Any premiums or discounts related to foreign currency contracts are amortized over the life of the contracts.

  The Company enters into cross-currency rate swaps to hedge intercompany debt from certain subsidiaries. Under these agreements, the Company typically pays a fixed rate of interest on a foreign dollar note, and receives a variable rate of interest on a U.S. dollar receivable. The fair value method is used to account for these instruments. Under the fair value method, the amounts receivable and payable are carried at their fair value on the consolidated balance sheet as a component of other receivables. Changes in the fair value are recognized in the consolidated income statement as foreign currency gain or loss. Interest due under the fixed contracts and interest receivable under the variable contracts are recognized in the consolidated income statement as a component of net interest expense.